EXHIBIT 99.1

                                                                                                                                                        Andrew J. McKenna
                                                                                          Chairman

May 25, 2006

Donald G. Lubin, Esq.
Sonnenschein Nath & Rosenthal
8000 Sears Tower
Chicago, IL 60606

Dear Don:

This letter will acknowledge your agreement to serve as a Senior Director of McDonald's Corporation, for a third one-year term, effective as of the date of this letter and through the date of the 2007 annual meeting of the Board of Directors. As you know, your service as a Senior Director shall be at the pleasure of the Board on the following terms and conditions:

•	You may attend Board meetings and meetings of Committees upon which you served at the time of your retirement as Director, but you shall not have the right to vote at any such meeting.
•	You shall be compensated in the same manner as a Director, except that you shall not be compensated for attending Committee meetings.
•	You shall be expressly indemnified by resolution of the Board of Directors under the provisions of the Company's By-Laws.

Please acknowledge your acceptance of these terms of appointment by signing and returning this letter to me at your earliest convenience.

On behalf of the Directors, we thank you for your willingness to continue to share your advice and counsel with the Board and McDonald's management.

                                                                                                  Sincerely,

                                                                                                                   /s/ Andrew J. McKenna
                                                                                                   Andrew J. McKenna

Accepted as of May 25, 2006

/s/ Donald G. Lubin
Donald G. Lubin

McDonald's Corporation - One Kroc Drive - Oak Brook, IL  60523
Direct Dial: (630) 623-3777 - Fax: (630) 623-7056